EXHIBIT 99.7

                                                       BEAR, STEARNS & CO. INC.
                                                             383 Madison Avenue
                                                             New York, NY 10179
                                                             Tel (212) 272-2000
                                                            www.bearstearns.com


September 8, 2006


Trian Fund Management, L.P.
280 Park Avenue
New York, NY 10017
Attention:  Edward P. Garden
            Portfolio Manager


Sandell Asset Management Corp.
40 West 57th Street, 26th Floor
New York, NY 10019
Attention:  Thomas E. Sandell
            Chief Executive Officer


Ladies and Gentlemen:


This letter agreement (together with Annex A and the Indemnification Provisions attached hereto, this "Agreement") confirms the agreement among Trian Fund Management, L.P. ("Trian"), Sandell Asset Management Corp. ("Sandell", and together with Trian, the "Trian Group") and Bear, Stearns & Co. Inc. ("Bear Stearns") as follows:

1. The Trian Group hereby engages Bear Stearns to act as the Trian Group's financial advisor in connection with assisting the Trian Group in preparing for certain actions the Trian Group may take in seeking to have its designated director nominees (as identified below, the "Trian Group
     Director Nominees") elected to the Board of Directors of H. J. Heinz Company ("Heinz"), or any other related matters as to which you and we agree to in writing during the course of our engagement (collectively, the "Assignment"). Heinz shareholders are being solicited to vote for a slate of candidates that will include the Trian Group Director Nominees at the Heinz 2006 annual meeting of shareholders currently scheduled to be held on August 16, 2006.

     For purposes herein, the term "Trian Group Director Nominees" means Nelson Peltz, Peter W. May, Edward P. Garden, Michael Weinstein and Gregory J. Norman, each of whom the Trian Group has nominated for election to the Heinz Board of Directors pursuant to a Director Nomination Proposal disclosed by Heinz on March 3, 2006.

2. Bear Stearns hereby accepts the engagement and, in that connection, to the extent requested by the Trian Group and relevant to the Assignment, agrees to provide the Trian Group with financial advice and assistance, which may include, but shall not be limited to, performing financial analyses, assisting the Trian Group in analyzing, considering, and evaluating any actions contemplated by paragraph 1 above that the Trian Group may

Trian Fund Management, L.P.
Sandell Asset Management Corp.
September 8, 2006
Page 2


     take with respect to Heinz, responding to any actions that Heinz make take with respect thereto and being available to meet with other Heinz shareholders, Heinz's financial advisors and independent third party proxy voting advisors.

3. In consideration of our services pursuant to this Agreement, the Trian Group agrees to pay Bear Stearns the following compensation:

     (a) A fee of $800,000 (the "Retainer"), payable in cash upon execution of this Agreement.

     (b) A fee (the "Success Fee"), payable in cash, of (i) $800,000 upon the election or appointment of at least two Trian Group Director Nominees to the Board of Directors of Heinz in connection with the 2006 annual meeting of the shareholders of Heinz (initially scheduled for August 16, 2006) (the "2006 Annual Meeting"), or (ii) $400,000 upon the election or appointment of one Trian Group Director Nominee to the Board of Directors of Heinz in connection with the 2006 Annual Meeting. The Retainer and the Success Fee will be credited against any Value Enhancement Fee (as defined below) payable hereunder.

     (c) In the event one or more Trian Group Director Nominees is elected or appointed to or otherwise included on the Board of Directors of Heinz in connection with the 2006 Annual Meeting, the Trian Group agrees to pay Bear Stearns a cash fee (the "Value Enhancement Fee") equal to 3.0% of (i) the sum of (A) the increase in the aggregate value of the 18,595,000 shares of Heinz common stock (the "Initial Heinz Stake") currently held by investment funds and accounts managed by the Trian Group, which increase shall be determined by the difference between $41.50 and the aggregate price for which the Trian Group disposes of the entire Initial Heinz Stake and (B) if the Trian Group purchases or discloses the ownership of additional shares of Heinz common stock between the date hereof and August 16, 2006 (the "Additional Heinz Stake" and, together with the Initial Heinz Stake, the "Heinz Stake"), the increase in the aggregate value of the Additional Heinz Stake based on the difference between the purchase price for the Additional Heinz Stake and the aggregate price for which the Trian Group disposes of the entire Additional Heinz Stake, LESS (ii) all costs and expenses incurred by the Trian Group in connection with its investment in Heinz, including without limitation all legal fees and expenses, all fees and expenses relating to the proxy contest and the Retainer and the Success Fee (but excluding the fees payable to Bear Stearns pursuant to this Section 3(c)). For purposes of calculating the Value Enhancement Fee, appropriate adjustments shall be made for any stock dividends, stock splits, spin-offs or other extraordinary transactions that may occur. The Value Enhancement Fee, if any, will be payable within five business days following the sale by the Trian Group of the entire Heinz Stake. Notwithstanding the foregoing, at any time within 90 days on or after the date that one or more Trian Group Director Nominees is elected or appointed to or otherwise included on the Board of Directors of Heinz in connection with the

Trian Fund Management, L.P.
Sandell Asset Management Corp.
September 8, 2006
Page 3


          2006 Annual Meeting , but in no event later than December 31, 2006, Trian and/or Sandell may elect, in its sole discretion, to pay Bear Stearns, in lieu of its portion of any Value Enhancement Fee otherwise payable hereunder, a lump sum payment equal to its Pro Rata == Percentage (as defined below) of $4,500,000 (the "Termination Fee"), such amount to be payable within five business days following the date that Trian or Sandell notifies Bear Stearns of any such election.

     (d) The parties acknowledge and agree that Trian and Sandell will each be responsible, individually and not severally, for (i) 25% and 75%, respectively, of the Retainer and the Success Fee, if any, (ii) a portion of the Value Enhancement Fee, if any, (x) in the case of Trian, with respect to the 13,213,600 shares of the Initial Heinz Stake owned by Trian, having an initial price of $41.50 for purposes of calculating the Value Enhancement Fee, and (y) in the case of Sandell, with respect to the 5,381,400 shares of the Initial Heinz Stake owned by Sandell, having an initial price of $41.50 for purposes of calculating the Value Enhancement Fee, and (iii) if applicable, a portion of the Termination Fee based on their respective pro rata interests in the Heinz Stake (the "Pro Rata Percentages").

4. The Trian Group will promptly reimburse Bear Stearns, periodically upon request and presentation of reasonably satisfactory evidence thereof, for all reasonable out-of-pocket expenses reasonably incurred by Bear Stearns in connection with Bear Stearns' rendering its services under this Agreement, including the reasonable fees and disbursements of one firm of outside legal counsel not to exceed $20,000 (other than in connection with the Indemnification Provisions referred to below). The parties acknowledge and agree that Trian and Sandell will each be responsible, individually and not severally, for 25% and 75%, respectively, of all such expenses. Bear Stearns shall not engage any third party advisors (other than one firm of outside legal counsel) without the prior written consent of the Trian Group.

5. Bear Stearns' engagement hereunder may be terminated at any time by either Bear Stearns or the Trian Group upon written notice thereof to the other party without liability or continuing obligation on the part of the Trian Group or Bear Stearns; provided, however, that Bear Stearns will continue to be entitled to the full amount of any compensation earned and payable pursuant to paragraph 3 above through the date of termination unless Bear Stearns has terminated the engagement (other than due to a material breach of this Agreement by the Trian Group) or the Trian Group has terminated the engagement due to a material breach of this Agreement by Bear Stearns; and provided, further, that paragraph 4 above (with respect to expenses incurred through the date of termination), the Indemnification Provisions referred to below and Annex A attached hereto shall survive any termination of this Agreement or Bear Stearns' engagement hereunder.

6. The provisions set forth in Annex A and the Indemnification Provisions attached hereto are incorporated herein in their entirety.

Trian Fund Management, L.P.
Sandell Asset Management Corp.
September 8, 2006
Page 4


7.   EACH OF BEAR  STEARNS,  TRIAN AND  SANDELL  (ON ITS OWN BEHALF  AND, TO THE
     EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE ASSIGNMENT).

8. This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

9. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission shall constitute valid and sufficient delivery thereof.

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.


                                          By:  /s/ Charles S. Edelman
                                              ----------------------------------
                                               Charles S. Edelman
                                               Senior Managing Director


ACCEPTED AND AGREED TO:

Trian Fund Management, L.P.
By: Trian Fund Management GP, LLC, its General Partner


By:  /s/ Edward P. Garden
     -----------------------------------------------
     Name: Edward P. Garden
     Title: Member

Trian Fund Management, L.P.
Sandell Asset Management Corp.
September 8, 2006
Page 5


Sandell Asset Management Corp.



By:  /s/ Thomase E. Sandell
     -----------------------------------------------
     Name: Thomase E. Sandell
     Title: Chief Executive Officer

Trian Fund Management, L.P.
Sandell Asset Management Corp.
September 8, 2006
Page 6



                                     ANNEX A


                              ADDITIONAL PROVISIONS


Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated September 8, 2006 (as amended from time to time, the "Agreement") among Trian Fund Management, L.P., Sandell Asset Management Corp. and Bear, Stearns & Co. Inc.

A. During the period of Bear Stearns' engagement hereunder, the Trian Group will furnish or arrange to have furnished to Bear Stearns all information concerning the Trian Group and the Assignment that Bear Stearns reasonably requests and deems appropriate and will provide Bear Stearns with reasonable access to the Trian Group's officers, employees, appraisers, independent accountants, legal counsel and other agents, consultants and advisors involved with the Assignment (collectively, its "Representatives").

B. The Trian Group recognizes and confirms that, in providing our services pursuant to this Agreement, Bear Stearns will rely upon and assume the accuracy and completeness of all financial and other information furnished by or discussed with the Trian Group and its Representatives, or available from public sources, and Bear Stearns does not assume responsibility for the accuracy or completeness of any such information. It is understood and agreed that (i) Bear Stearns will have no obligation to verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities of the Trian Group or any other party and (ii) Bear Stearns will assume that any financial projections or forecasts (including cost savings and synergies) that may be furnished by or discussed with the Trian Group and its respective Representatives have been reasonably prepared and reflect the estimates and judgments of the Trian Group. Bear Stearns recognizes and confirms that the Trian Group does not make any representation as to, or assume any responsibility for, the accuracy or completeness of any financial and other information available from public sources.

C. All advice (written or oral) given by Bear Stearns in connection with Bear Stearns' engagement is intended solely for the benefit and use of the members of the Trian Group, and, except to the extent required by law, regulation or legal process, no such advice shall be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public references to Bear Stearns be made by the Trian Group, in each case without the prior written consent of Bear Stearns, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Bear Stearns acknowledges and agrees that its engagement hereunder, including certain terms of this Agreement, will be disclosed in public filings, press releases and/or other disclosures. Consequently, Bear Stearns agrees to promptly respond to any of the Trian Group's requests to refer to Bear Stearns in a public filing or similar disclosure or any such requests to disclose to third parties certain analyses that Bear Stearns may perform under this Agreement.


                                      (i)

D. Bear Stearns and its affiliates constitute a full service securities firm, engaging in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of its business, Bear Stearns and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products relating to, Heinz and other issuers. In addition, at any given time Bear Stearns and/or any of its affiliates may have been and/or be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Trian Group in matters unrelated to the Assignment.

     Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns' research departments and personnel. As a result, Bear Stearns' research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Trian Group, Heinz, the Assignment and other entities that differ from the views of Bear Stearns' investment banking personnel.

E. Bear Stearns may, at its expense and with the prior written approval of the Trian Group, include the Trian Group's name and logo and a description of Bear Stearns' role in connection with the Assignment in such newspapers, periodicals, annual reports and other public marketing materials as it may choose.

F. To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business as a condition to doing such business. Accordingly, each Trian and Sandell will provide Bear Stearns, upon request, certain identifying information, including a government-issued identification number, (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify their identity, such as a certified charter or certificate of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

G.   Trian  represents,  to the best of its  knowledge,  that none of (i) Trian,
     (ii) any person controlling or controlled by Trian, (iii) any person having a beneficial ownership interest in Trian and (iv) any person for whom Trian acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") list, (y) a person or entity prohibited under the programs administered by OFAC ("OFAC Programs"), or (z) a country, territory, individual or entity named on another international sanctions list. Trian further represents that, to the best of its knowledge, none of the proceeds of any transaction executed by it in connection with thisthe Assignment shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

H.   Sandell represents, to the best of its knowledge, that none of (i) Sandell,
     (ii) any person controlling or controlled by Sandell, (iii) any person having a beneficial ownership



                                      (ii)
     interest in Sandell and (iv) any person for whom Sandell acts as an agent or nominee is (x) a country, territory, individual or entity named on the OFAC list, (y) a person or entity prohibited under the OFAC Programs, or
     (z) a country, territory, individual or entity named on another international sanctions list. Sandell further represents that, to the best of its knowledge, none of the proceeds of any transaction executed by it in connection with the Assignment shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

I. Bear Stearns agrees to keep confidential and not disclose to any third party all confidential information provided to it by or on behalf of the Trian Group with respect to the Trian Group, Heinz and any matter relating to the Assignment and not to use any such information other than in connection with the Assignment; provided, however, that Bear Stearns may disclose such information (i) to any of its employees, affiliates and advisors that need to know such information solely in order to assist Bear Stearns with performing its obligations hereunder, which persons shall be informed of the confidential nature of such information and the restrictions on its use and agree to abide by such confidentiality and use restrictions, and (ii) to the extent required by law, regulation or legal process. Bear Stearns shall be responsible for any breach of the foregoing provisions by its employees, affiliates and advisors. Notwithstanding any agreement or representation, written or oral, by either the Trian Group or Bear Stearns in connection with the Assignment, the Trian Group and its Representatives shall have no obligation to Bear Stearns to maintain the confidentiality of the tax treatment and tax structure of any transaction executed by the Trian Group in connection with the Assignment, or any materials of any kind (including opinions or other analyses) that are provided to the Trian Group relating to such tax treatment and tax structure. As required by U.S. Treasury Regulations, we hereby inform you that (i) any discussion of federal tax issues contained or referred to in any materials prepared by Bear Stearns in connection with our engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein. Bear Stearns does not provide tax, legal or accounting advice. The Trian Group will consult its own tax, legal and accounting advisors in connection with the Assignment.

J. Each party irrevocably (a) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan and the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a "Proceeding"), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

K. It is understood and agreed that Bear Stearns will act under this Agreement as an independent contractor with obligations solely to the Trian Group and is not being


                                      (iii)
     retained hereunder to advise the Trian Group as to the underlying business decision to consummate any transaction in connection with the Assignment or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of our services shall be deemed to create a fiduciary or agency relationship between Bear Stearns and the Trian Group or its partners, employees or creditors, in connection with the Assignment or otherwise. Other than as set forth in the Indemnification Provisions, nothing in this Agreement is intended to confer upon any other person (including partners, employees or creditors of the Trian Group) any rights or remedies hereunder or related hereto. The Trian Group agrees that Bear Stearns shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Trian Group, or to any person claiming through the Trian Group, in connection with the engagement of Bear Stearns pursuant to this Agreement and the matters contemplated hereby, except where such liability resulted from the gross negligence, willful misconduct or bad faith of Bear Stearns. The Trian Group further agrees that Bear Stearns shall have no responsibility for any act or omission by any of the Trian Group's Representatives.

L. This Agreement embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, of the Trian Group and Bear Stearns with respect to the subject matter hereof. The provisions of this Agreement may not be modified, amended, waived or supplemented except in writing executed by the Trian Group and Bear Stearns.




                                      (iv)

                           INDEMNIFICATION PROVISIONS



Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated September 8, 2006 (as amended from time to time, the "Agreement") among Trian Fund Management, L.P., Sandell Asset Management Corp. and Bear, Stearns & Co. Inc.

Each of Trian and Sandell agrees, severally and not jointly, subject to the provisions set forth herein, to indemnify and hold harmless Bear Stearns, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, "Liabilities"), and will fully reimburse Bear Stearns for any and all fees, costs, expenses and disbursements (collectively, "Expenses"), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not Bear Stearns is a party (collectively, "Actions") (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by Bear Stearns pursuant to the Agreement, the transactions contemplated thereby or Bear Stearns' actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that resulted from the gross negligence, willful misconduct or bad faith of Bear Stearns. The parties acknowledge and agree that any indemnity and reimbursement obligations hereunder shall be borne severally by Trian and Sandell in accordance with their Pro Rata Percentages.

These Indemnification Provisions shall be in addition to any liability that Trian and Sandell may otherwise have and shall extend to the following: The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., and their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which Bear Stearns proposes to demand indemnification hereunder, it shall notify the Trian Group with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Trian Group shall not relieve the Trian Group from its obligations hereunder except to the extent that such failure so to notify the Trian Group materially prejudices the Trian Group's rights. Trian may assume, at the expense of Trian and Sandell (borne in accordance with their Pro Rata Percentages), the defense of any Action exercisable upon written notice to Bear Stearns within 15 days of notice by Bear Stearns provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Trian and reasonably satisfactory to Bear Stearns; provided, however, that if (i) Trian shall fail to assume such defense or employ counsel reasonably satisfactory to Bear Stearns as soon as reasonably practicable after assuming such defense, (ii) in the reasonable opinion of counsel to Bear Stearns, the use of counsel chosen by Trian to represent Bear Stearns would present such counsel with a conflict of interest, (iii) Trian authorizes Bear Stearns to employ separate counsel at the Trian Group's expense (borne in accordance with their Pro Rata Percentages) or
(iv) Bear Stearns shall have been advised by its counsel that there may be legal defenses available to Bear Stearns that are different from or additional to those available to the Trian Group and that in the reasonable opinion of such counsel are sufficient to make it undesirable for the same counsel to represent both Bear Stearns and the Trian Group, then Bear Stearns shall have the right to employ one separate firm of outside counsel in any such Action, such counsel shall have the right to have charge of such matters for Bear Stearns and the Trian Group shall not be entitled to assume the defense of such Action on behalf of Bear Stearns, and in such event the reasonable fees and expenses of such counsel shall be borne by the Trian Group (in accordance with their Pro Rata Percentages). Neither Trian nor Sandell shall be liable for any settlement of any claim against Bear Stearns unless it is made with each of Trian's and Sandell's prior written consent, which consent shall not be unreasonably withheld. Neither Trian nor Sandell shall settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder without the prior written consent of Bear Stearns, which consent shall not be unreasonably withheld, if the settlement, compromise, default or consent includes an express unconditional release of Bear Stearns from all Liabilities arising out of such Action.

IN ORDER TO PROVIDE FOR JUST AND EQUITABLE CONTRIBUTION, IF A CLAIM FOR INDEMNIFICATION PURSUANT TO THESE INDEMNIFICATION PROVISIONS IS MADE BUT IT IS FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION (NOT SUBJECT TO FURTHER APPEAL) THAT SUCH INDEMNIFICATION MAY NOT BE ENFORCED IN SUCH CASE (OTHER THAN DUE TO THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF BEAR STEARNS AS PROVIDED ABOVE), EVEN THOUGH THE EXPRESS PROVISIONS HEREOF PROVIDE FOR INDEMNIFICATION IN SUCH CASE, THEN TRIAN AND SANDELL, ON THE ONE HAND, AND BEAR STEARNS, ON THE OTHER HAND, SHALL CONTRIBUTE TO THE LIABILITIES AND EXPENSES TO WHICH THE INDEMNIFIED PERSONS MAY BE SUBJECT IN ACCORDANCE WITH THE RELATIVE BENEFITS RECEIVED BY THE TRIAN GROUP, ON THE ONE HAND, AND BEAR STEARNS, ON THE OTHER HAND, AND ALSO THE RELATIVE FAULT OF TRIAN AND SANDELL, ON THE ONE HAND, AND BEAR STEARNS, ON THE OTHER HAND, IN CONNECTION WITH THE STATEMENTS, ACTS OR OMISSIONS WHICH RESULTED IN SUCH LIABILITIES AND EXPENSES. THE PARTIES AGREE FOR PURPOSES OF THIS PARAGRAPH THAT THE RELATIVE BENEFITS TO THE TRIAN GROUP AND BEAR STEARNS OF THE ASSIGNMENT SHALL BE DEEMED TO BE IN THE SAME PROPORTION AS THE TOTAL VALUE PAID OR CONTEMPLATED TO BE PAID TO THE TRIAN GROUP IN CONNECTION WITH THE ASSIGNMENT BEARS TO THE FEES PAID OR TO BE PAID TO BEAR STEARNS UNDER THE AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTRIBUTION OBLIGATIONS HEREUNDER SHALL BE BORNE SEVERALLY BY TRIAN AND SANDELL IN ACCORDANCE WITH THEIR PRO RATA PERCENTAGES. NOTWITHSTANDING THE FOREGOING, BEAR STEARNS SHALL NOT BE OBLIGATED TO CONTRIBUTE ANY AMOUNT PURSUANT TO THIS PARAGRAPH THAT EXCEEDS THE AMOUNT OF FEES PREVIOUSLY RECEIVED BY BEAR STEARNS PURSUANT TO THE AGREEMENT.